EXHIBIT 99

                 PRESS RELEASE OF FIRST FEDERAL BANKSHARES, INC.



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PRESS RELEASE

December 18, 2008
For Immediate Release

For Further Information Contact:    Barry E. Backhaus
                                    President and Chief Executive Officer
                                    First Federal Bankshares, Inc.
                                    329 Pierce Street, P.O. Box 897
                                    Sioux City, IA  51102
                                    712.277.0200


             FIRST FEDERAL BANKSHARES, INC. ANNOUNCES APPOINTMENT OF
                 LEVON L. MATHEWS AS NEW CHIEF EXECUTIVE OFFICER


December 18, 2008 - Sioux City, Iowa. -- First Federal Bankshares, Inc. (Nasdaq:
"FFSX") (the "Company"), the holding company for Vantus Bank, a savings bank headquartered in Sioux City, Iowa (the "Bank"), today announced the appointment of Levon L. Mathews as President and Chief Executive Officer of the Company and of the Bank.

Mr. Mathews has had a 25-year career in banking beginning with Lafayette National Bank in Lafayette, Indiana and continuing with expanded roles and responsibilities as a result of subsequent mergers that included market president responsibilities for Lafayette, Indiana and then Memphis, Tennessee. Mr. Mathews most recently served as Executive Vice President and Director of Private Banking Sales for Regions Financial Corporation, a $144 billion financial holding company headquartered in Birmingham, Alabama.

Mr. Mathews earned a Masters of Business Administration from Butler University. He also holds a Bachelor of Science degree from Purdue University. He also completed the University of Virginia Retail School of Banking program. Mr. Mathews is a former board member of the Federal Reserve Bank of St. Louis (Memphis Branch). In the various markets he served, he was involved with the United Way, Chamber of Commerce, the arts and hospital boards.

Arlene T. Curry, Chairman of the Board of the Company and the Bank, said, "The Board of Directors is very pleased to have Mr. Mathews lead the Company and the Bank during these challenging times." Mr. Mathews stated, "Vantus Bank has been a leading community bank for many years in all types of market and economic conditions. I am looking forward to the hard work that lies ahead."

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Mr.  Mathews will begin work at the Company and the Bank on January 5, 2009.  He will succeed Barry E. Backhaus, who has been serving as President and Chief Executive Officer on an interim basis since July 2008. Mr. Backhaus will remain a member of the Board of Directors of the Company and of the Bank.

First Federal Bankshares, Inc. and Vantus Bank are headquartered in Sioux City, Iowa. Vantus Bank operates seven offices in Northwest Iowa, an office in South Sioux City, Nebraska and six offices in central Iowa, including four offices in the Des Moines, Iowa market area. At September 30, 2008, Vantus Bank had $549.4 million in total assets. First Federal Bankshares, Inc. common stock is traded on the Nasdaq Global Market under the symbol "FFSX."